Exhibit 10.35

June 23, 2025

Crown Crafts, Inc.

Sassy Baby,Inc.

916 South Burnside Avenue

Gonzalez, Louisiana 70737

Nojo Baby & Kids, Inc.

711 West Walnut Street

Compton, California 90220

Re: Financing Agreement 19th Amendment – Fixed Charge Coverage and Availability

Ladies and Gentlemen:

We refer you to the Financing Agreement dated July 11, 2006 (as supplemented, amended and/or restated from time to time, the “Financing Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Financing Agreement.

A. Section 7.3 (a) of the Financing Agreement is hereby deleted and the following is inserted in lieu thereof:

(a) Fixed Charge Coverage. Until the termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Companies agree to maintain a Fixed Charge Coverage Ratio, calculated in accordance with GAAP, on a consolidating basis for the trailing twelve fiscal month period and tested at the end of each fiscal quarter, of not less than (i) 1.15:1.0 at the end of each fiscal quarter until the Term Loan is paid in full; and (ii) thereafter, 1.0:1.0 tested as of the most recent fiscal quarter end. Notwithstanding the foregoing, the Fixed Charge Coverage Ratio shall not be tested at any fiscal quarter end in which the Companies during such immediately preceding fiscal quarter shall have at all times therein been in compliance with the Availability Covenant set forth in Section 7.3 (b) hereinbelow. If the Availability Covenant set forth in section 7.3 (b) herein below is breached, the Fixed Charge Coverage Ratio shall be reported immediately using the immediately preceding fiscal quarter end.

And;

B. Section 7.3 (b) of the Financing Agreement is hereby deleted and the following is inserted in lieu thereof:

(a) Availability Covenant. Until the Term Loan is paid in full, the Companies shall maintain at all times Excess Availability equal to the greater of (1) the sum of the balance outstanding under the Term Loan plus $1,000,000 or (2) $4,000,000.

This amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same agreement. Delivery of any executed counterpart of this amendment by electronic transmission in “PDF” or other imaging format shall be equally as effective as delivery of an original executed counterpart of this amendment. This amendment may be executed and authenticated by each party by electronic or digital means, and each of us expressly consents to the use of an electronic version of this amendment to embody the entire agreement and understanding between us. An authorized, electronically-affixed or digitally-affixed signature, when received shall be binding for all purposes as if an original signature.

CIT Commercial Services 11 West 42nd Street New York, NY 10036	t: 212.461.5200

Except to the extent set forth herein, no other waiver of, or change in any of the terms, provisions or conditions of the Financing Agreement is intended or implied. If you are in agreement with the foregoing, please so indicate by signing and returning to us this letter.

Very truly yours, THE CIT GROUP/COMMERCIAL SERVICES, INC. By: /s/ Vernon R. Wells Name: Vernon R. Wells Title: Director

Read and Agreed to:

CROWN CRAFTS, INC.

By: /s/ Craig J. Demarest         June 23, 2025

Name: Craig J. Demarest

Title: CFO

SASSY BABY, INC.

By: /s/ Craig J. Demarest         June 23, 2025

Name: Craig J. Demarest

Title: CFO

NOJO BABY & KIDS, INC.

By: /s/ Craig J. Demarest         June 23, 2025

Name: Craig J. Demarest

Title: CFO

[Signature Page to 19th Amendment to Financing Agreement]